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                                                                      Exhibit 11


                                October 27, 1999

Arnold Sheiffer
c/o SmartRoute Systems
141 Portland Street
Suite 8100
Cambridge, MA 02139


Dear Mr. Sheiffer:

         This letter is to advise you that, in recognition of your prior services, Spanish Broadcasting System, Inc. (the "Company") hereby grants you a nonqualified stock option (the "Option") to purchase 250,000 shares of the Company's common stock, par value $.0001 (the "Shares") on the terms and conditions set forth below.

         1. EXERCISE PRICE. The exercise price shall be the price at which the Shares are initially offered to the public (the "IPO") on the date hereof.

         2. EXERCISABILITY. The Option shall be vested and exercisable on the date the IPO is consummated, and shall remain exercisable for a term of 10 years from the Date of Grant, provided that, if an IPO is not consummated on or before the close of business on December 31, 1999, the Option shall expire and be null and void.

         3. FORM OF EXERCISE. You may exercise an Option in whole or in part at any time after it becomes exercisable by delivering written notice of such exercise to the Secretary of the Company of the number of Shares as to which the Option is being exercised, and enclosing payment for the Shares with respect to which the Option is being exercised. Such payment shall be in cash or by check, or if approved by the Committee, by the delivery of Shares previously owned by you, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the aggregate purchase price of the Shares with respect to which the Option is being exercised, or pursuant to a "cashless exercise," or any combination of the foregoing approved by the Committee, in its sole discretion. Partial exercise shall be for whole Shares only and shall not be for less than one hundred (100) Shares unless the number of Shares purchased constitutes the total number of Shares then remaining subject to the Option or the Committee permits such smaller exercise in its sole discretion.

         4. NONTRANSFERABILITY. The Option shall not be transferable other than by will or the laws of descent and distribution, and no transfer so effected shall be effective to bind the Company unless the Company has been furnished with written notice thereof and a copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of
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the transfer and the acceptance by the transferee or transferees of the terms and conditions of the Option, provided, however, that, in the discretion of the Committee, Options may be transferred pursuant to a Qualified Domestic Relations Order (within the meaning of the Internal Revenue Code of 1986).

         5. CONDITIONS TO ISSUANCE. (1) The Shares deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares which have been reacquired by the Company. Such Shares shall be fully paid and non-assessable. The stock certificates evidencing the Shares shall bear such legends restricting transferability as the Committee deems necessary or advisable. (2) The Company shall not be required to issue or deliver any certificate or certificates for Shares deliverable upon any exercise of the Option prior to fulfillment of all of the following conditions:

         a. The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, or the obtaining of approval or other clearance from any state or federal governmental agency which the Committee shall, in its sole discretion, deem necessary or advisable.

         b. If, in its sole discretion, the Committee deems it necessary or advisable, the execution by you of a written representation and agreement, in a form satisfactory to the Committee, in which you represent that the Shares acquired by you upon exercise are being acquired for investment and not with a view to distribution thereof.

         6. RIGHTS AS STOCKHOLDER. You shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares purchasable upon the exercise of the Option unless and until certificates representing such Shares have been issued by the Company.

         7. ADMINISTRATION. The Compensation Committee of the Company's Board of Directors shall have the power to interpret this Agreement, and all actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company, and all other interested persons.

         8. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties with respect to such subject matter. Any term or provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof, and any term or provision of this Agreement may be amended or supplemented at any time by the mutual consent of the parties hereto, except that any waiver of any term or condition, or any amendment, of this Agreement must be in writing.
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         9. NOTICES. All notices or other communications made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, to you at the address noted above, and to the Company as set forth below or at such other address as each may specify by notice to the others:

                           To the Company:
                           Spanish Broadcasting System, Inc.
                           319 Coral Way
                           Miami, Florida 33143
                           Attention: Joseph A. Garcia

                           Copy to:
                           Kaye, Scholer, Fierman, Hays & Handler, LLP
                           425 Park Avenue
                           New York, New York 10022
                           Attention: William E. Wallace, Jr., Esq.

         Please acknowledge your understanding of the terms of, and acceptance of, the Option by signing the enclosed copy of this letter and returning it pursuant to the above.

                                 Sincerely,

                                 SPANISH BROADCASTING SYSTEM, INC.

                                     /s/ Joseph A. Garcia
                                 By:____________________________________________
                                    Name: Joseph A. Garcia
                                    Title: Chief Financial Officer and Secretary

Understood & Accepted

    /s/ Arnold Sheiffer
By:____________________________
   Arnold Sheiffer